EXHIBIT 99.1

K12 Inc. Reports Second Quarter Fiscal 2016 With Revenue of $208.8 Million

HERNDON, Va., Jan. 28, 2016 (GLOBE NEWSWIRE) -- K12 Inc. (NYSE:LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, today announced its results for the second fiscal quarter ended December 31, 2015.

Financial Highlights for the Three Months Ended December 31, 2015 (Second Quarter Fiscal Year 2016)

  Revenues of $208.8 million, compared to $231.3 million in the second quarter of FY 2015.
  EBITDA, a non-GAAP measure (see reconciliation below), of $31.2 million, compared to $38.1 million in the second quarter of FY 2015.
  Operating income of $14.7 million, compared to $20.5 million in the second quarter of FY 2015.
  Net income attributable to common stockholders of $8.5 million, compared to $12.3 million in the second quarter of FY 2015.
  Diluted net income attributable to common stockholders per share of $0.23, compared to $0.33 in the second quarter of FY 2015.

Financial Highlights for the Six Months Ended December 31, 2015

  Revenues of $430.0 million, compared to $468.0 million for the first six months of FY 2015.
  EBITDA, a non-GAAP measure (see reconciliation below), of $27.3 million, compared to $41.8 million for the first six months of FY 2015.
  Operating loss of $5.7 million, compared to operating income of $7.3 million for the first six months of FY 2015.
  Net loss attributable to common stockholders of $4.3 million, compared to net income of $5.6 million for the first six months of FY 2015.
  Diluted net loss attributable to common stockholders per share of $0.11, compared to diluted net income of $0.15 for the first six months of FY 2015.

Changes to the year-over-year financial results, for the three and six months ended December 31, 2015, are primarily due to the transition of the Agora Cyber Charter School contract from a managed to a non-managed program.

Comments from Management

“After two years of increased investment in academic support programs, content, and support systems, we are beginning to see tangible improvements in student persistence which is a critical element to academic success,” said Chairman and CEO Nate Davis.  “While our journey is not yet complete, I am confident that we are on the right path toward improving academic outcomes and delivering products that will both excite virtual schools and our blended and brick and mortar school partners.”

Cash, Capital Expenditures and Capital Leases

As of December 31, 2015 the Company had cash and cash equivalents of $171.3 million, a decrease of $24.6 million compared to the $195.9 million reported at June 30, 2015. This decrease is largely the result of normal seasonal trends.

Capital expenditures for the six months ended December 31, 2015 were $25.8 million, a decrease of $5.3 million from the prior year’s first six months, and was comprised of:

$2.0 million for property and equipment,
$16.9 million for capitalized software development, and
$6.9 million for capitalized curriculum

Capital leases financed additional purchases of $4.1 million during the six months ended December 31, 2015, primarily for student computers.  This compares to capital leases financed during the six months ended December 31, 2014 of $6.9 million.

Revenue

The following table sets forth the Company’s revenues -- Managed Public School Programs (curriculum and services sold to managed public schools), Institutional (curriculum, technology and services provided to school districts, public schools and other educational institutions that the Company does not manage), and Private Pay Schools and Other (private schools for which the Company charges student tuition and makes direct consumer sales) – for the periods indicated.

Beginning in fiscal 2016, the Company has presented revenue from Non-managed Programs as part of the Institutional line of business, along with the Institutional Software and Services, which together constitute total Institutional revenue.  In the prior year these revenues were presented as part of the Public School Programs line of business, which included both Managed and Non-managed Public School Programs. We believe this revised presentation clarifies and better aligns the disclosure of Non-Managed Program revenues with the Company’s operational and sales structure.

	Three Months Ended		Change		Six Months Ended		Change
	December 31,		2015 / 2014		December 31,		2015 / 2014
($ in thousands)	2015	2014	$	%	2015	2014	$	%

Managed Public School Programs (1)	$170,346	$196,735	$(26,389)	-13.4%	$347,801	$399,114	$(51,313)	-12.9%
Institutional
Non-managed Public School Programs (1)	15,590	11,440	4,150	36.3%	31,296	21,685	9,611	44.3%
Institutional Software & Services	12,200	11,833	367	3.1%	25,488	24,716	772	3.1%
Total Institutional	27,790	23,273	4,517	19.4%	56,784	46,401	10,383	22.4%
Private Pay Schools and Other	10,675	11,296	(621)	-5.5%	25,456	22,502	2,954	13.1%
Total	$208,811	$231,304	$(22,493)	-9.7%	$430,041	$468,017	$(37,976)	-8.1%

(1) Managed Programs include schools where K12 provides substantially all of the management, technology and academic support services in addition to curriculum, learning systems and instructional services. Non-managed Programs include schools where K12 provides curriculum and technology, and the school can also contract for instruction or other educational services. Non-managed programs, however, do not offer primary administrative oversight.

Enrollment Data

The following table sets forth enrollment data for students in Managed Public School Programs and our Non-managed Public School Programs for the periods indicated.  These figures exclude enrollments from classroom pilot programs and consumer programs.

	Three Months Ended December 31,		2015 / 2014		Six Months Ended December 31,		2015 / 2014
	2015	2014	Change	Change %	2015	2014	Change	Change %

Managed Public School Programs (1,2)	103,751	116,258	(12,507)	-10.8%	103,920	116,850	(12,930)	-11.1%
Non-managed Public School Programs (1)	27,513	20,249	7,264	35.9%	27,709	20,472	7,237	35.4%

(1) If a school changes from a Managed to a Non-managed program, the corresponding enrollment classification would change in the period in which the contract arrangement changed.
(2) Managed Public School Programs include enrollments for which K12 receives no public funding or revenue.

Revenue per Enrollment Data

The following table sets forth revenue per average enrollment data for students in Public School Programs for the periods indicated.

	Three Months Ended		Change		Six Months Ended		Change
	December 31,		2015 / 2014		December 31,		2015 / 2014
	2015	2014	$	%	2015	2014	$	%
Managed Public School Programs	$1,642	$1,692	$(50)	-3.0%	$3,347	$3,416	$(69)	-2.0%
Non-managed Public School Programs	567	565	2	0.3%	1,129	1,059	70	6.6%

Third Quarter Outlook

The Company is forecasting the following for the third quarter of FY 2016:

  Revenue in the range of $215 million to $225 million.
  Operating income in the range of $16 million to $20 million.
  Capital expenditures, which includes curriculum and software development, computers and infrastructure, of $20 million to $25 million.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: reduction of per pupil funding amounts at the schools we serve; inability to achieve sufficient levels of new enrollments to sustain or to grow our business model; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; declines or variations in academic performance outcomes as curriculum and testing standards evolve; harm to our reputation resulting from poor performance or misconduct by operators or us in any school in our industry and in any school in which we operate; legal and regulatory challenges from opponents of virtual public education, public charter schools or for-profit education companies; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new school contracts or renew existing contracts, in part or in their entirety; unsuccessful integration of mergers, acquisitions and joint ventures; failure to further develop, maintain and enhance our technology, products, services and brands; inadequate recruiting, training and retention of effective teachers and employees; infringement  of our intellectual property; non-compliance with laws and regulations related to operating schools in a foreign jurisdiction; entry of new competitors with superior competitive technologies and lower prices; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of January 28, 2016, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its second quarter fiscal year 2016 financial results during a conference call scheduled for Thursday, January 28, 2016 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available at http://public.viavid.com/index.php?id=117722.Please access the web site at least 15 minutes prior to the start of the call.

To participate in the live call, investors and analysts should dial (877) 407-4019 (domestic) or (201) 689-8337 (international) at 8:15 a.m. (ET). No passcode is required.

A replay of the call will be available starting on January 28, 2016 at 11:00 a.m. ET through February 28, 2016 at 11:00 a.m. ET, at (877) 660-6853 (domestic) or (201) 612-7415 (international) using conference ID 13627926. A webcast replay of the call will be available at http://public.viavid.com/index.php?id=117722 for 30 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.’s financial statements for the three months and six months ended December 31, 2015, and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.’s Form 10-Q for the quarter ended December 31, 2015, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-Q may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.’s website at www.k12.com.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2015	2015
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$171,277	$195,852
Accounts receivable, net of allowance of $9,842 and $9,657 at December 31, 2015 and June 30, 2015, respectively	229,589	188,246
Inventories, net	17,858	29,571
Deferred tax asset	4,661	8,989
Prepaid expenses	21,239	11,428
Other current assets	25,105	24,877
Total current assets	469,729	458,963
Property and equipment, net	28,661	34,407
Capitalized software, net	66,360	62,683
Capitalized curriculum development costs, net	57,311	58,696
Intangible assets, net	19,964	21,195
Goodwill	66,160	66,160
Deposits and other assets	6,806	6,495
Total assets	$714,991	$708,599
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Current portion of capital lease obligations	$14,369	$16,635
Accounts payable	16,760	29,819
Accrued liabilities	10,893	12,486
Accrued compensation and benefits	17,301	26,790
Deferred revenue	57,083	24,927
Total current liabilities	116,406	110,657
Capital lease obligations, net of current portion	10,059	13,022
Deferred rent, net of current portion	7,179	7,692
Deferred tax liability	27,529	22,456
Other long-term liabilities	8,714	8,233
Total liabilities	169,887	162,060
Commitments and contingencies	-	-
Redeemable noncontrolling interest	9,801	9,601
Stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 42,423,963 and 41,837,894 shares issued and 38,921,365 and 38,335,296 shares outstanding at December 31, 2015 and June 30, 2015, respectively	4	4
Additional paid-in capital	665,807	663,461
Accumulated other comprehensive loss	(791)	(1,065)
Accumulated deficit	(54,717)	(50,462)
Treasury stock of 3,502,598 shares at cost at December 31, 2015 and June 30, 2015	(75,000)	(75,000)
Total stockholders’ equity	535,303	536,938
Total liabilities, redeemable noncontrolling interest and equity	$714,991	$708,599

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands, except share and per share data)
Revenues	$208,811	$231,304	$430,041	$468,017
Cost and expenses
Instructional costs and services	129,616	145,029	268,619	291,872
Selling, administrative, and other operating expenses	61,440	62,557	160,710	162,101
Product development expenses	3,028	3,245	6,441	6,727
Total costs and expenses	194,084	210,831	435,770	460,700
Income (loss) from operations	14,727	20,473	(5,729)	7,317
Interest (expense) income, net	(190)	151	(495)	182
Income (loss) before income tax expense and noncontrolling interest	14,537	20,624	(6,224)	7,499
Income tax (expense) benefit	(6,653)	(8,663)	1,444	(2,125)
Net income (loss)	7,884	11,961	(4,780)	5,374
Adjust net loss attributable to noncontrolling interest	654	370	525	183
Net income (loss) attributable to common stockholders	$8,538	$12,331	$(4,255)	$5,557
Net income (loss) attributable to common stockholders per share
Basic and Diluted	$0.23	$0.33	$(0.11)	$0.15
Weighted average shares used in computing per share amounts:
Basic	37,559,999	37,096,480	37,496,747	37,396,081
Diluted	37,680,879	37,160,829	37,496,747	37,599,930

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended December 31,
	2015	2014
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(4,780)	$5,374
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	33,035	34,509
Stock-based compensation expense	9,541	8,969
Excess tax benefit from stock-based compensation	(6)	(7)
Deferred income taxes	5,745	5,203
Provision for doubtful accounts	2,766	836
Provision for excess and obsolete inventory	456	459
Benefit for student computer shrinkage and obsolescence	(389)	(226)
Expensed leased computer peripherals	1,995	-
Changes in assets and liabilities:
Accounts receivable	(44,104)	(72,415)
Inventories	11,257	13,856
Prepaid expenses	(9,812)	(4,255)
Other current assets	(228)	(3,558)
Deposits and other assets	(42)	(466)
Accounts payable	(13,059)	(14,377)
Accrued liabilities	(2,063)	(10,683)
Accrued compensation and benefits	(9,488)	1,684
Deferred revenue	32,156	39,630
Deferred rent and other liabilities	(31)	2,476
Net cash provided by operating activities	12,949	7,009
Cash flows from investing activities
Purchase of property and equipment	(2,024)	(6,687)
Capitalized software development costs	(16,925)	(17,093)
Capitalized curriculum development costs	(6,867)	(7,267)
Investment in LearnBop, Inc.	-	(6,512)
Net cash used in investing activities	(25,816)	(37,559)
Cash flows from financing activities
Repayments on capital lease obligations	(9,370)	(11,487)
Purchase of treasury stock	-	(26,452)
Proceeds from exercise of stock options	14	161
Excess tax benefit from stock-based compensation	6	7
Retirement of restricted stock for income tax withholding	(2,340)	(1,468)
Net cash used in financing activities	(11,690)	(39,239)
Effect of foreign exchange rate changes on cash and cash equivalents	(18)	(2,086)
Net change in cash and cash equivalents	(24,575)	(71,875)
Cash and cash equivalents, beginning of period	195,852	196,109
Cash and cash equivalents, end of period	$171,277	$124,234

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and non-controlling interest charges. Interest expense primarily consists of interest expense for capital leases. We use EBITDA in addition to income (loss) from operations and net income (loss) as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Not all companies use identical calculations for EBITDA, therefore our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis; and
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following tables provide a reconciliation of net income (loss) to EBITDA.

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Net income (loss) — K12 Inc.	$8,538	$12,331	$(4,255)	$5,557
Interest expense (income), net	190	(151)	495	(182)
Income tax expense (benefit)	6,653	8,663	(1,444)	2,125
Depreciation and amortization	16,474	17,628	33,036	34,509
Noncontrolling interest	(654)	(370)	(525)	(183)
EBITDA	$31,201	$38,101	$27,307	$41,826

About K12 Inc.

K12 Inc. (NYSE:LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s award winning curriculum serves over 2,000 schools and school districts and has delivered more than four million courses over the past decade. K12 is a company of educators with the nation's largest network of K-12 online school teachers, providing instruction, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. The K12 program is offered through K12 partner public schools in 33 states and the District of Columbia, and through school districts and public and private schools serving students in all 50 states and more than 100 countries.  More information can be found at K12.com.

K12 Inc.
Investor and Press Contact:
Mike Kraft, 571-353-7778
VP Finance & Corporate Treasurer
mkraft@k12.com